Exhibit 5.1

September 12, 2012

Associated Banc-Corp

1200 Hansen Road

Green Bay, Wisconsin 54304

RE:	1.875% Notes due 2014
Registration Statement on Form S-3
Registration No. 333-178973

Ladies and Gentlemen:

We have acted as counsel to Associated Banc-Corp, a Wisconsin corporation (the “Company”), in connection with the issuance and sale by the Company of $155,000,000 aggregate principal amount of its 1.875% Notes due 2014 (the “Notes”) pursuant to an indenture dated as of March 14, 2011 between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by the Pricing Committee resolutions dated September 4, 2012, including the executed certificate of Authorized Officers dated September 5, 2012 described in such resolutions (collectively, the “Indenture”), and subject to the terms and conditions of the Underwriting Agreement dated September 5, 2012 by and between the Company and Credit Suisse Securities (USA) LLC (the “Underwriting Agreement”). The Notes are being offered and sold under a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on January 11, 2012 (File No. 333-178973) (the “Registration Statement”), including a base prospectus dated January 11, 2012 (the “Base Prospectus”), and a prospectus supplement dated September 5, 2012 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”) filed with the Commission pursuant to Rule 424(b) under the Securities Act.

In such capacity, we have examined: (i) the Underwriting Agreement; (ii) the Registration Statement; (iii) the Prospectus; (iv) the form of the Notes; (v) certain resolutions of the Company’s Board of Directors and the Pricing Committee thereof; (vi) the Indenture; (vii) the Company’s Amended and Restated Articles of Incorporation, as amended and currently in effect, and Amended and Restated Bylaws, as currently in effect; and (vii) such other proceedings, documents and records as we have deemed necessary or advisable for purposes of this opinion.

In all such investigations and examinations, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies.

Associated Banc-Corp

September 12, 2012

Based upon and subject to limitations, qualifications and assumptions set forth herein, we are of the opinion that the Notes, when delivered and sold as contemplated by the Prospectus, were duly authorized and validly issued and constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, receivership, conservatorship and similar laws relating to or affecting creditors’ rights generally from time to time in effect and by equitable principles of general applicability.

This opinion is limited to the laws of the United States, the laws of the State of Wisconsin and the laws of the State of New York, and we do not express any opinion concerning any other law.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Notes” in the Prospectus. In giving this consent, we do not admit that we are experts, or within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ GODFREY & KAHN, S.C.

GODFREY & KAHN, S.C.